                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  NICOR INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                   NICOR INC.
                 P.O. BOX 3014, NAPERVILLE, ILLINOIS 60566-7014
                                  630/305-9500

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 15, 1999

The Annual Meeting of Stockholders of Nicor Inc. will be held at The Northern Trust Company, 6th Floor Assembly Room, 50 South LaSalle Street, Chicago, Illinois, on Thursday, April 15, 1999, at 10:30 a.m. Central Daylight Saving Time, for the following purposes, all as set forth in the accompanying proxy statement:

     (1) election of a Board of Directors; and

     (2) transacting such other business as may properly be brought before the meeting.

Only stockholders of record on the books of the company at the close of business on February 12, 1999, will be entitled to vote at the meeting. The stock transfer books will not be closed.

                                          DAVID L. CYRANOSKI
                                          Senior Vice President,
                                          Secretary and Treasurer
March 5, 1999

                                   IMPORTANT

   The company has approximately 34,000 registered stockholders. Your vote is important, and we urge you to sign, date and mail all proxies you receive even though you plan to attend. If you attend the meeting you may vote personally on all matters brought before the meeting.

   Your prompt action in returning your proxy will be greatly appreciated. A return envelope, requiring no postage if mailed in the United States, is enclosed for your convenience.

The Northern Trust Company is located at 50 South LaSalle Street, the northwest corner of LaSalle and Monroe Streets. The map below shows parking garages and lots in the immediate vicinity.

                          [PARKING GARAGES & LOTS MAP]





                             PARKING GARAGES & LOTS
                             ----------------------

            [A]   N.W. CORNER OF FRANKLIN & MONROE - ENTER ON FRANKLIN

            [B]   S.W. CORNER OF WELLS & MADISON - ENTER ON MADISON

            [C]   N.E. CORNER OF WELLS & MADISON - ENTER ON WELLS OF MADISON

            [D]   S.E. CORNER OF WELLS & MADISON - ENTER ON MONROE

            [E]   SOUTH SIDE OF ADAMS - GARAGE RUNS WHOLE BLOCK
                  FROM FRANKLIN TO WELLS - ENTER ON FRANKLIN OR ADAMS

                                     ** - ENTRANCES

                                PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Nicor Inc., P.O. Box 3014, Naperville, Illinois 60566-7014, for use at the Annual Meeting of Stockholders to be held on April 15, 1999. The cost of soliciting proxies will be borne by the company. In addition to solicitation by mail, officers and regular employees of the company may solicit proxies by telephone, by facsimile or in person. A copy of the company's 1998 Annual Report, the Proxy Statement and the form of proxy is scheduled to be mailed on or about March 5, 1999, to all stockholders of record on February 12, 1999.

                                     VOTING

As of February 12, 1999, the company had outstanding 47,474,526 shares of Common Stock, par value $2.50 per share, and 126,354 shares of Preferred Stock, par value $50.00 per share. Each share outstanding on the record date for the meeting, regardless of class, entitles the holder thereof to one vote upon each matter to be voted upon at the meeting. Stockholders have cumulative voting rights in the election of Directors. For each share of stock owned, a stockholder is entitled to one vote for each Director nominee and may accumulate the total number of votes (determined by multiplying the number of shares held by the number of Directors to be elected) and cast them all for a single nominee or distribute them among any number of nominees. A majority of the votes of the shares of the company entitled to vote on the matters to be considered will constitute a quorum for purposes of the meeting. If a quorum is present, in person or by proxy, the affirmative vote of the majority of the votes of the shares represented at the meeting and entitled to vote on the election of Directors will be required for the election of Directors. As a result, shares represented at the meeting and entitled to vote for Directors, but which withhold votes for Directors, will in effect be counted against the election, while shares held in the name of a broker which are represented at the meeting but not authorized to vote on this matter ("broker nonvotes") will not affect the outcome.

Any stockholder giving a proxy will have the right to revoke it at any time prior to the voting thereof by giving written notice to the Secretary of the company. All shares represented by valid proxies will be voted at the meeting or at any adjournment thereof as directed by the stockholders. In the absence of specific direction to the contrary, the shares represented by valid proxies will be voted FOR the election as Directors of all nominees herein named.

ITEM 1.  ELECTION OF DIRECTORS

The Directors to be elected are to hold office until the next succeeding annual meeting of stockholders or until their successors are elected and qualified. In the event that any Director nominee shall be unable to serve, which is not now contemplated, the proxy holders may, but need not, vote for a substitute nominee. If stockholders withhold authority to vote for specific nominees, the proxies may accumulate such votes and cast them for other nominees. While the Board of Directors does not otherwise presently anticipate cumulating votes pursuant to proxies it obtains as a result of this solicitation, it reserves the discretionary authority to accumulate such votes and vote for less than all of the nominees named herein.

NOMINEES

The names of the nominees are set forth below along with their business experience during the last five years and other directorships currently held, including directorships with companies whose securities are registered with the Securities and Exchange Commission. Each Director will also be a Director of Nicor Gas Company, a subsidiary of Nicor Inc.


[PHOTO]                ROBERT M. BEAVERS, JR.; Age 55

                       Director since 1992

                       Business experience:  Senior Vice President since 1980, as well as Zone Manager 1980-1993, McDonald's Corporation
                            (Restaurants).

                       Directorship:   McDonald's Corporation.

[PHOTO]                BRUCE P. BICKNER; Age 55

                       Director since 1996

                       Business experience:  Co-President, Monsanto Global Seed
                            Group (Agricultural Genetics and Technology) since
                            1998; Chairman of the Board and Chief Executive
                            Officer, 1988-1998, DEKALB Genetics Corporation
                            (Agricultural Genetics and Technology) as well as
                            Chairman of the Board, 1988-1995, DEKALB Energy Company
                            (Gas and Oil Exploration and Production).

                       Directorships:   Castle Bancgroup Inc.


[PHOTO]                JOHN H. BIRDSALL, III; Age 55
                       Director since 1982
                       Business experience:  Private Investor; formerly President,
                            1982-1986, Birdsall, Inc., a subsidiary of Nicor Inc.
                            (Containerized Shipping).

[PHOTO]                THOMAS A. DONAHOE; Age 63
                       Director since 1998
                       Business experience:  Retired; formerly Partner, 1970-1996, as well as Managing Partner -- Operations-Audit
                            Practice, 1995-1996 and Vice Chairman 1988-1995, Price
                            Waterhouse LLP (Accounting and Consulting Services).
                       Directorships:  Andrew Corporation; BWAY Corporation.

[PHOTO]                THOMAS L. FISHER; Age 54
                       Director since 1988
                       Business experience:  Chairman of the Board since 1996,
                            Chief Executive Officer since 1995 and President and
                            Chief Operating Officer since 1994, Nicor Inc., as well
                            as President and Chief Executive Officer since 1988,
                            Nicor Gas Company.


[PHOTO]                JOHN E. JONES; Age 64
                       Director since 1993
                       Business experience:  Retired; formerly Chairman of the
                            Board and Chief Executive Officer, 1989-1996, as well as President and Chief Operating Officer, 1988-1996,
                            CBI Industries, Inc. (Industrial Construction).
                       Directorships:  Allied Products Corporation; Amsted
                            Industries, Inc.; BWAY Corporation; Interlake
                            Corporation; Valmont Industries, Inc.

[PHOTO]                DENNIS J. KELLER; Age 57
                       Director since 1994
                       Business experience:  Chairman of the Board and Chief
                            Executive Officer since 1987, DeVry Inc., as well as
                            Chairman of the Board and Chief Executive Officer since
                            1981, Keller Graduate School of Management (Technical
                            and Management Education).
                       Directorship:  DeVry Inc.

[PHOTO]                CHARLES S. LOCKE; Age 70
                       Director since 1982
                       Business experience:  Retired; formerly Chairman of the
                            Board and Chief Executive Officer, 1989-1994, Morton
                            International, Inc. (Specialized Chemicals and Salt).
                       Directorships:  Cordant Technologies Inc.; Whitman Corporation.


[PHOTO]                SIDNEY R. PETERSEN; Age 68
                       Director since 1987
                       Business experience:  Retired; formerly Chairman of the
                            Board and Chief Executive Officer, 1980-1984, Getty Oil
                            Company (Integrated Petroleum).
                       Directorships:  Avery Dennison Corporation; Seagull Energy
                            Corporation; Sypris Solutions, Inc.; UnionBanCal Corp.

[PHOTO]                JOHN RAU; Age 50
                       Director since 1998
                       Business experience:  President and Chief Executive Officer since 1997, Chicago Title Corporation (Financial
                            Services); Dean of the School of Business, 1993-1996,
                            Indiana University (Bloomington, IN); President and
                            Chief Executive Officer, 1983-1993, LaSalle National
                            Bank (Chicago).
                       Directorships:  Borg-Warner Automotive Inc.; Chicago Title
                            Corporation; LaSalle National Bank; First Industrial
                            Realty Trust.

[PHOTO]                PATRICIA A. WIER; Age 61
                       Director since 1990
                       Business experience:  Independent business consultant since
                            1994; formerly President, 1986-1993, Encyclopaedia
                            Britannica North America, a division of Encyclopaedia
                            Britannica, Inc. (Publishing).

BOARD AND COMMITTEE MEETINGS

The Nicor Board has an Audit Committee, a Compensation Committee and a Committee on Directors. During 1998, there were six meetings of the Board of Directors, four meetings of the Audit Committee, three meetings of the Compensation Committee and three meetings of the Committee on Directors. All incumbent

Directors attended more than 75% of the aggregate number of meetings of the Board and Committees on which they served.

COMMITTEES

The Audit Committee, of which Messrs. Beavers, Bickner, Birdsall, and Mrs. Wier (Chairperson) are members, is responsible for recommending to the Board of Directors the appointment of independent public accountants; reviewing the scope, fees and findings of audits and other services as performed by the independent public accountants; reviewing the activities and findings of the internal audit staff; and reviewing the company's system of internal controls.

Members of the Compensation Committee are Messrs. Jones, Keller, Locke (Chairperson) and Petersen. The Committee is responsible for reviewing and approving or, where appropriate, making recommendations to the Board of Directors relating to executive changes, salaries and benefits.

Members of the Committee on Directors are Messrs. Donahoe, Jones (Chairperson), Locke and Rau. The Committee is responsible for recommending Director nominees, Board committee members and nonmanagement Directors' compensation to the Board of Directors. Stockholders may recommend Director nominees for consideration by the Committee at any time in writing, giving pertinent background information.

DIRECTORS' COMPENSATION

Directors who are not company or subsidiary officers receive an annual retainer of $25,000, plus a $1,000 fee for each Board, Committee and stockholders meeting attended. Committee chairpersons are paid an additional retainer of $5,000 per year. Directors may elect to defer the payment of retainers and fees using an interest equivalent option or a share unit option. The interest equivalent option accrues interest quarterly at a prime interest rate. Under the share unit option, deferred amounts are converted into share units based on the market price of Nicor Common Stock at the deferral date, with amounts equal to dividends and distributions paid on Nicor Common Stock during the interim converted into additional share units based on then current market prices for the company's Common Stock. At retirement, the Director will be entitled to a cash payment based on the number of share units then held and the then current market price of Nicor Common Stock. Once each year a Director may switch all or part of the balance between the interest equivalent option and the share unit option. Nonofficer Directors as a group received 4,571 share units for compensation deferred and dividends paid during 1998, with an average per share base price of $41.03. Nonofficer Directors also receive a grant of 300 shares of Nicor Common Stock, together with a cash award equivalent to the then market value of the shares, five months following commencement of each term that they serve.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is the number of shares of the company's Common Stock beneficially owned by each of the Directors and the executive officers of the company named in the Summary Compensation Table and by all Directors and executive officers as a group as of February 12, 1999, with sole voting and investment power except as otherwise noted. No Director or executive officer beneficially owns more than 1% of the outstanding shares of Common Stock or any shares of Preferred Stock.

                                                              AMOUNT AND NATURE OF
                  NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP
                  ------------------------                    --------------------
Robert M. Beavers, Jr. .....................................         6,393
Bruce P. Bickner............................................         2,531
John H. Birdsall, III.......................................       439,641(1)
Philip S. Cali..............................................        30,632(2)(3)
David L. Cyranoski..........................................        39,671(2)(3)
Thomas A. Donahoe...........................................         2,621(3)(4)
Thomas L. Fisher............................................       129,942(2)(3)
Kathleen L. Halloran........................................        18,478(2)
John E. Jones...............................................         2,200
Dennis J. Keller............................................         8,282(4)
Charles S. Locke............................................        34,135(4)
Thomas A. Nardi.............................................        33,171(2)(3)
Sidney R. Petersen..........................................         5,212(3)
John Rau....................................................         3,094(4)
Patricia A. Wier............................................        11,693(4)
Directors and Executive Officers as a Group.................       771,882(1)(2)(3)(4)
  Percentage of class.......................................          1.62

---------------
(1) Includes 25,200 shares of Common Stock owned through a trust in which Mr. Birdsall is cotrustee with shared voting and investment power and for which he disclaims any beneficial interest and 111,700 shares owned by a family member's trust of which Mr. Birdsall is cotrustee and a beneficiary with shared voting and investment power.

(2) Includes shares or share equivalents held pursuant to company benefit plans as follows: (a) shares individuals have a right to acquire or will have the right to acquire within 60 days through the exercise of stock options: Mr. Cali, 23,000; Mr. Cyranoski, 32,000; Mr. Fisher, 73,100; Ms. Halloran, 11,000; Mr. Nardi, 27,000; and all Directors and executive officers as a group, 166,100; (b) shares held by the Savings Investment and Thrift Trust for: Mr. Cali, 589; Mr. Nardi, 2,144; and all Directors and executive officers as a group, 3,775; and (c) share unit equivalents credited to their accounts under the Stock

    Deferral Plan, which enables officers to defer, and convert, up to 50% of their cash awards from the Annual Incentive Compensation Plan or Long-Term Incentive Plan into Nicor Common Stock, the receipt of which is deferred:
    Mr. Cali, 2,630; Mr. Cyranoski, 4,359; Mr. Fisher, 18,003; Ms. Halloran, 846; Mr. Nardi, 3,937; and all Directors and executive officers as a group, 31,536.

(3) Includes shares held jointly or in common with a spouse, by a spouse or in trust as follows: Mr. Cali, 595; Mr. Cyranoski, 3,312; Mr. Donahoe, 1,600; Mr. Fisher, 38,839; Mr. Nardi, 89; Mr. Petersen, 5,212; and all Directors and executive officers as a group, 51,030.

(4) The total shares owned by Messrs. Donahoe, Keller, Locke and Rau and Mrs. Wier and all Directors as a group include, respectively, 721, 5,982, 31,935, 794, 7,023 and 46,455 share unit equivalents credited to their accounts under the Directors Deferred Compensation Plan described on page 6.

Stock ownership guidelines have been established for Directors and officers of the company and subsidiaries. These guidelines were established to align their interests with those of the stockholders and to strengthen the focus on activities that create shareholder value. The guidelines, stated as a multiple of the Director's annual retainer plus fees or the officer's base salary, are as follows: Nonofficer Director, three times; Chief Executive Officer, three times; Senior Vice President or President of a subsidiary, one and a half times; Vice President, one times; and Assistant Vice President, one-half times. Directors and officers are asked to comply with these guidelines through ownership of stock or stock equivalents within five years after inception of the guidelines
(1996) or within five years of becoming a new Director or officer.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The following information regarding compensation is given with respect to the Chief Executive Officer and other executive officers.

  Executive Compensation Philosophy

Executive compensation at Nicor is intended to assure that the company has management capable and motivated to serve customer, employee and stockholder interests. Nicor's executive compensation program is based upon two objectives:

     (1) Provide market-competitive compensation opportunities; and

     (2) Create strong links between shareholder value, financial performance and the pay of the company's top officers.

To achieve these objectives, the Compensation Committee reviews executive assignments, responsibilities and performance. The Committee establishes or, where appropriate, makes recommendations to the Board of Directors for executive compensation program design and participation; salaries; and incentive compensation opportunities, performance objectives and awards. The Committee is composed of outside directors, none of whom has interlocking relationships with company executives. The Committee has access to compensation consultants and to competitive pay and industry compensation practices.

Nicor's executive compensation program has two components -- annual compensation and long-term incentive compensation.

The annual compensation program is composed of base salary and annual incentive compensation.

     Individual salaries are set within salary ranges based on periodic comparison to actual pay for comparable positions in the gas utility, diversified utility and general industries which are blended together for comparison purposes. The compensation surveys used in Nicor's comparison are weighted to the gas distribution industry and include proprietary surveys prepared by the American Gas Association, as well as gas utility and general industry surveys from the Towers Perrin, Mercer and the Hewitt Associates compensation data banks. The midpoints of the base salary ranges are targeted at the 50th percentile of the competitive data for each position with minimums and maximums from 20% below to 20% above targeted levels. The executive officers' 1998 salaries averaged 10.4% below those midpoints. In establishing actual salaries and merit adjustments related to these ranges, the Committee considers individual performance, potential, experience and changes in duties and responsibilities since the previous salary review.

     Participation in the annual incentive compensation plan, which in 1998 included the Chief Executive Officer and the other executive officers, is extended to those positions that play the most important roles in carrying out the company's annual operating plans, and also reflects competitive practice. Annual incentive compensation opportunities are based on periodic reviews of comparable positions in the same manner as described previously for salaries. Annual incentive awards are targeted at about the 60th percentile of the competitive data. In establishing the actual bonus awards to be made, the Compensation Committee may take into account facts and circumstances which exist during the year.

     Nicor officers have up to 85% of their annual incentive target based on goals related to the performance of Nicor Gas, the company's primary subsidiary, and up to 48% related to the performance of the nonutility operations. Nicor Gas officers have up to 100% of their annual incentive targets based on goals related to the performance of Nicor Gas and up to 15% related to the performance of nonutility operations. The annual incentive target for Nicor Gas officers is based 50% on achievement of financial utility goals; and 50% on achievement of nonfinancial goals and personal objectives. The nonfinancial goals relate to growth, cost management, customer satisfaction and employee and organizational excellence. Annual incentive compensation for the executive officers for 1998 reflects the achievement of both the utility net income goal and the nonutility net income goal and an average of 88% of the nonfinancial goals and personal objectives.

The long-term incentive compensation program is primarily comprised of stock options and dividend performance units and is intended to focus senior management clearly on the company's long-term objective of creating value for shareholders. Under this program, participants generally receive periodic grants of stock options and an equal amount of dividend performance units with a combined target award value based on periodic comparison to awards for comparable positions as described in the salary section above. The target awards are set at about the 60th percentile of competitive data for each position. Participants in these plans are selected by the Compensation Committee and include the Chief Executive Officer and other executive officers who are responsible for setting and carrying out the company's longer-range strategic plans.

     - Stock options carry a maximum 10-year term and are issued at market value.

     - Both stock options and dividend performance units vest after one year, but the exercise of stock options is generally restricted for a three-year period.

     - Each dividend performance unit accrues dividend equivalents at the rate dividends are paid on a share of Nicor stock over a specified performance period (the performance period for 1998 awards was three years).

     - At the end of the restricted period, the stock options automatically become exercisable. Dividend performance units can be earned based upon objectives established by the Compensation Committee for Nicor's three-year total shareholder return relative to the S&P Utilities Index (the same peer group used in the Stock Performance Graph shown following this report). The potential number of dividend performance units earned can range from 0% to 150% of the number granted. A 100% payout is achieved when Nicor's performance is in the 60th percentile of the peer group comparison.

     - If Nicor's total shareholder return for the performance period is not positive, dividend performance units will not be earned, regardless of performance relative to the S&P Utilities Index.

Through this combination of stock options and dividend performance units, the long-term incentive compensation program is designed to motivate participants to manage the company so as to achieve increases in total shareholder return, rewarding them on the same basis that shareholders are rewarded -- through increases in stock price and dividends. From time to time, the company may also make restricted stock grants to selected key individuals.

Long-term incentive compensation relating to dividend performance units for executive officers for 1998 was 100% of target and was based on the company's stock performance relative to the S&P Utility Group for the performance period 1996 through 1998.

  CEO Compensation

On March 23, 1998, Mr. Fisher's base salary was increased by $25,000, a 4.9% increase. The Committee considered the following factors when reviewing Mr. Fisher's salary: his job responsibility and scope; industry competitive data in utility and diversified utility companies, as well as general industry; his past salary adjustments; and individual performance, including leadership, organization development, shareholder/investor relations and civic/community/industry activities. The Committee did not attach any specific weighting to any one factor, and noted that some factors were more subjective than others.

The Committee awarded Mr. Fisher a grant of 26,000 stock options and dividend performance units on March 10, 1998. The annual target is set at about the 60th percentile of competitive data for his position as described in this report. The dividend performance units awarded to Mr. Fisher in 1998 have a performance period of 1998 through 2000. Dividend performance units may be earned subject to the performance criteria described in this report.

Mr. Fisher's annual incentive compensation for 1998 was based on the achievement of predefined net income objectives, 70% based on utility performance and 30% based on nonutility performance.

  1993 Tax Act

The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code. This section provides that compensation in excess of $1 million paid or accrued by the company to any of the five most highly compensated employees is not deductible by the company unless it meets procedural criteria mandated by law. The Internal Revenue Service (IRS) has interpreted this section of the Act and issued regulations. The criteria for preserving compensation deductibility are complex and could be subject to further modification.

The Compensation Committee has carefully reviewed the impact of Section 162(m) as it applies to the company's compensation programs. It is the Committee's policy to maximize the effectiveness, as well as the tax deductibility, of the company's executive compensation programs. Therefore, the Committee considers it to be in the best interests of the company's stockholders to retain somewhat broader discretion in determination of performance criteria and administration of the company's Annual Incentive Programs than that contemplated by the IRS regulations. In view of anticipated compensation levels of the covered employees in fiscal year 1999, the Committee expects that all compensation paid or accrued will qualify as a tax deductible amount.

         Compensation Committee of the Board of Directors of Nicor Inc.

   Charles S. Locke, Chairperson  John E. Jones  Dennis J. Keller  Sidney R.
                                    Petersen

STOCK PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total returns for Nicor Common Stock, the S&P Utilities Index and the S&P 500 Index as of December 31 of each of the years indicated, assuming $100 was invested on January 1, 1994, and all dividends were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                                  [BAR GRAPH]



                   1994        1995        1996        1997        1998
Nicor             $  85       $ 108       $ 147       $ 180       $ 187
S&P Utilities        92         131         135         168         192
S&P 500             101         139         171         228         293

SUMMARY COMPENSATION TABLE

The following table shows executive compensation for the years indicated for the Chief Executive Officer and the four other highest-compensated executive officers:

                                                                          LONG-TERM COMPENSATION
                                                       ANNUAL         ------------------------------
                                                    COMPENSATION        AWARDS          PAYOUTS
                                                  -----------------   ----------   -----------------
                                                                        SHARES         LONG-TERM          ALL OTHER
            NAME AND                              SALARY     BONUS    UNDERLYING   INCENTIVE PLAN(1)   COMPENSATION(2)
       PRINCIPAL POSITION                  YEAR     ($)       ($)      OPTIONS            ($)                ($)
----------------------------------------------------------------------------------------------------------------------
T. L. Fisher                               1998   529,231   294,250     26,000          141,100            48,575
  Chairman, President and                  1997   520,962   321,173     30,000          214,110            41,373
  Chief Executive Officer of the           1996   476,346   266,750     34,000          141,895            35,917
  Company and Nicor Gas
D. L. Cyranoski                            1998   220,154    74,748      7,500           39,425            18,841
  Senior Vice President, Secretary         1997   218,423    89,956      8,500           65,423            15,435
  and Treasurer of the Company             1996   199,539    87,763      9,500           34,515            13,332
  and Nicor Gas
T. A. Nardi                                1998   202,923    78,746      7,000           37,350            13,615
  Senior Vice President Nonutility         1997   200,769    73,188      8,000           65,423            10,482
  Operations and Business                  1996   185,231    63,329      9,000           26,845             9,159
  Development of the Company and
  Senior Vice President Business
  Development of Nicor Gas
P. S. Cali                                 1998   198,692    69,366      6,500           35,275            11,440
  Senior Vice President                    1997   194,885    73,620      7,500           65,423             9,003
  Operations of Nicor Gas                  1996   177,885    78,018      8,500              N/A             7,223
K. L. Halloran                             1998   197,692    48,510      6,500           22,825            15,588
  Senior Vice President                    1997   193,846    77,240     17,500           35,685            12,011
  Administration of Nicor Gas              1996   161,539    62,499      5,500           19,175             9,815

---------------
(1) Payouts under the Dividend Performance Unit program of the Long-Term Incentive Plan are made in cash or up to 50% can be deferred and converted into share unit equivalents in the Stock Deferral Plan. Payouts in 1998 relate to the Dividend Performance Units awarded in 1996 having a 1996-1998 performance period.

(2) Includes company contributions to the Savings Investment Plan and credits to the Supplemental Savings Investment Plan for Messrs. Fisher, Cyranoski, Nardi, and Cali and Ms. Halloran of $25,006, $10,402, $9,588, $10,433 and
    $9,391, respectively; interest earned in excess of market on deferred salary for

Messrs. Fisher, Cyranoski, Nardi, and Cali and Ms. Halloran of $18,111, $8,439, $4,027, $1,007 and $6,197, respectively; and credits under the 1968 Incentive Compensation Plan for Mr. Fisher of $5,458.

OPTION GRANTS TABLE

The following table shows stock options granted in 1998 to the Chief Executive Officer and the four other highest-compensated executive officers:

                                                      INDIVIDUAL GRANTS
                                      --------------------------------------------------
                                      NUMBER OF     % OF TOTAL
                                        SHARES       OPTIONS      EXERCISE
                                      UNDERLYING    GRANTED TO     OR BASE                    GRANT DATE
                                       OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   PRESENT VALUE(2)
                NAME                  GRANTED(1)   FISCAL YEAR    ($/SHARE)      DATE            ($)
                ----                  ----------   ------------   ---------   ----------   ----------------
T. L. Fisher........................    26,000          23         40.625       03/10/08         117,520
D. L. Cyranoski.....................     7,500           7         40.625       03/10/08          33,900
T. A. Nardi.........................     7,000           6         40.625       03/10/08          31,640
P. S. Cali..........................     6,500           6         40.625       03/10/08          29,380
K. L. Halloran......................     6,500           6         40.625       03/10/08          29,380

---------------
(1) Options become exercisable on March 11, 2001.

(2) Present value of grants on March 10, 1998, the date of grant, using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 3.9%, volatility of 14.5%, risk-free interest rate of 5.6%, and expected period outstanding of three years. The weighted-average present value of an option granted in 1998 was $4.52.

AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUE TABLE

The following table shows the aggregated stock option exercises in 1998 and the December 31, 1998 stock option values for the Chief Executive Officer and the four other highest-compensated executive officers:

                                                                                           VALUE OF
                                                                       NUMBER OF          UNEXERCISED
                                                                   SHARES UNDERLYING     IN-THE-MONEY
                                                                      UNEXERCISED       OPTIONS AT YEAR
                                                                    OPTIONS AT YEAR         END(2)
                                                                          END          -----------------
                                         SHARES         VALUE      -----------------     EXERCISABLE/
                                        ACQUIRED     REALIZED(1)     EXERCISABLE/        UNEXERCISABLE
                NAME                   ON EXERCISE       ($)         UNEXERCISABLE            ($)
                ----                   -----------   -----------   -----------------   -----------------
T. L. Fisher.........................    83,900       1,408,163      73,100/90,000     1,095,763/818,250
D. L. Cyranoski......................     9,000         128,250      32,000/25,500       538,125/230,188
T. A. Nardi..........................     7,000         108,063      27,000/24,000       458,625/217,375
P. S. Cali...........................     5,000          80,938      23,000/22,500       405,375/204,563
K. L. Halloran.......................       N/A             N/A      11,000/29,500       179,500/262,563

---------------
(1) Value based on market value of the company's Common Stock at date of exercise minus the exercise price.

(2) Value based on market value of the company's Common Stock at December 31, 1998, minus the exercise price.

LONG-TERM INCENTIVE PLAN -- AWARDS IN 1998

The following table shows dividend units granted in 1998 to the Chief Executive Officer and the four other highest-compensated executive officers:

                                                                           ESTIMATED FUTURE PAYOUTS UNDER
                                                                             NON-STOCK PRICE-BASED PLAN
                                    NUMBER        PERFORMANCE        -------------------------------------------
             NAME                  OF UNITS          PERIOD          THRESHOLD($)      TARGET($)      MAXIMUM($)
             ----                  --------      --------------      ------------      ---------      ----------
T. L. Fisher...................     26,000       1998 thru 2000         28,730          114,920        172,380
D. L. Cyranoski................      7,500       1998 thru 2000          8,288           33,150         49,725
T. A. Nardi....................      7,000       1998 thru 2000          7,735           30,940         46,410
P. S. Cali.....................      6,500       1998 thru 2000          7,183           28,730         43,095
K. L. Halloran.................      6,500       1998 thru 2000          7,183           28,730         43,095

Each dividend unit accumulates dividends equivalent to the dividends paid on one share of Nicor Common stock during the performance period. Estimated future payouts are based on the present Nicor Common Stock dividend rate. If dividends increase during this period, the dividend equivalents would increase proportionately.

The payout is determined by a performance multiplier which ranges from 0 to 1.5 based on Nicor total shareholder return over the performance period as compared to the performance of the S&P Utilities Index, except that no awards will be earned if shareholder return for the period is not positive, regardless of the performance relative to the S&P Utilities Index.

RETIREMENT BENEFITS UNDER RETIREMENT PLANS

The following table shows the estimated annual benefits under the company's retirement plans on a straight life annuity basis at age 65 for various compensation bases and years of service classifications.

                                                                        YEARS OF SERVICE
    BASE                                        ----------------------------------------------------------------
COMPENSATION                                       15            20            25            30            35
------------                                    --------      --------      --------      --------      --------
  $150,000     .............................    $ 38,133      $ 50,843      $ 63,554      $ 76,265      $ 85,640
   250,000     .............................      65,133        86,843       108,554       130,265       145,890
   350,000     .............................      92,133       122,843       153,554       184,265       206,140
   450,000     .............................     119,133       158,843       198,554       238,265       266,390
   550,000     .............................     146,133       194,843       243,554       292,265       326,640
   650,000     .............................     173,133       230,843       288,554       346,265       386,890
   750,000     .............................     200,133       266,843       333,554       400,265       447,140

The Retirement Plan, which covers all company and Nicor Gas employees hired through December 31, 1997 and not covered by a bargaining agreement, including executive officers of the company, is an actuarially-based, defined benefit plan with benefits determined by "Base Compensation" (highest annual average of base salary for any consecutive 60-month period) and years of service. The base salary for this purpose is the amount shown under "Salary" in the Summary Compensation Table. Benefits payable under the Retirement Plan in excess of the limitations under the Internal Revenue Code will be paid under the terms of the Supplemental Retirement Plan. Under the Retirement Plan, an employee may elect to receive a lump sum benefit at retirement in lieu of semi-monthly payments. The lump sum payment is based on the actuarial present value of the future retirement payments utilizing the average yield of the 30-year Treasury Constant Maturities in effect two months prior to the beginning of the quarter during which retirement occurs. The benefits are not subject to any reduction for social security payments or any other offset amounts. Credited years of service under these arrangements are as follows: Mr. Fisher, 31; Mr. Cyranoski, 32; Mr. Nardi, 17; Mr. Cali, 21; and Ms. Halloran, 24.

CHANGE IN CONTROL ARRANGEMENTS

In the event of a "change in control" of the company, then the following would apply:

     Under the provisions of the company's Long-Term Incentive Plans, all outstanding stock options, restricted stock and performance units will automatically become fully exercisable and/or vested;

     Under the terms of the Salary Deferral Plan, any deferred balance account shall be determined as though the participant retired and distributed as soon as practical; and

     Under the terms of the Capital Accumulation Plan, under which certain executive officers deferred a portion of their salary in 1984 and 1985, the amount deferred shall be credited at an interest rate of 20 percent per annum from the date of deferral, less amounts already received, and distributed as soon as practical following termination within two years of the control change for any reason other than death or total and permanent disability.

A change in control occurs if any person or group is or becomes a beneficial owner of 30% (20% for the 1997 Long-Term Incentive Plan) or more of the voting power of Nicor; if a tender offer not approved by the Board is made during which the offeror is or becomes the owner of 25% or more of the company's voting stock, or as a result of which the offeror could become the owner of 50% or more of the company's voting stock unless the offer is withdrawn by three business days prior to its scheduled termination; or if individuals who were the Board's nominees for election shall not constitute a majority of the Board.

                         INDEPENDENT PUBLIC ACCOUNTANTS

Upon recommendation of the Audit Committee, Arthur Andersen LLP, independent public accountants, has been reappointed by the Board to audit the accounts of the company for 1999. Arthur Andersen LLP has audited the accounts of the company and its predecessor since 1954. A representative of the firm will be present at the Annual Meeting of Stockholders with the opportunity to make a statement and respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

Stockholder proposals must be received at the company's General Office, P.O. Box 3014, Naperville, Illinois 60566-7014 on or before November 5, 1999, and must otherwise comply with Securities and Exchange Commission requirements to be eligible for inclusion in the Proxy Statement and the Form of Proxy relating to the 2000 Annual Meeting of Stockholders. In addition, written notice must be received on or before February 15, 2000 and must otherwise comply with the company's By-Laws in order for stockholder proposals to be presented at the 2000 Annual Meeting.

                                 OTHER MATTERS

As of the date of this Proxy Statement, the company knows of no other matters to be brought before the meeting. If, however, further business is properly presented, the proxy holders will act in accordance with their best judgment.

By order of the Board of Directors.

                                          DAVID L. CYRANOSKI
                                          Senior Vice President,
                                          Secretary and Treasurer
March 5, 1999

[NICOR LOGO]            NICOR INC.
                        P.O. Box 3014
                        Naperville, IL 60566-7014

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned appoints Thomas L. Fisher, John H. Birdsall, III, Charles S. Locke, or any of them, proxies to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of stockholders of the company, to be held April 15, 1999, or at any adjournment thereof, on the matter as set forth in the Proxy Statement and on all other matters properly presented at the meeting.

PROXIES WILL BE VOTED AS DIRECTED.
IN THE ABSENCE OF SPECIFIC DIRECTION, SIGNED PROXIES WILL BE VOTED FOR THE ITEM.


Continued and to be dated and signed on the other side

Continued from the other side

The Board of Directors recommends a vote FOR the proposal.  Indicate your vote by an X in the appropriate box.

1.  Election of Directors     Nominees:                                        / / Mark box to discontinue mailing the Annual Report
                              ---------------------------------------------        for this account.
    / / FOR:                  1.  R. M. Beavers, Jr.     7.  D. J. Keller
        ALL Nominees          2.  B. P. Bickner          8.  C. S. Locke
                              3.  J. H. Birdsall, III    9.  S. R. Petersen
    / / WITHHOLD:             4.  T. A. Donahoe         10.  J. Rau
        ALL Nominees          5.  T. L. Fisher          11.  P. A. Wier
                              6.  J. E. Jones
    / / FOR:
        ALL Nominees EXCEPT (1)                                                  [NICOR LOGO]      NICOR INC.
                                                                                                   P.O. Box 3014
  (1) To withhold authority to vote for any nominee, write that nominee's                          Naperville, IL 60566-7014
      name below and mark an X in the "For ALL EXCEPT" box above.                                  630 305-9500

---------------------------------------------------------------------------

P
R
O
X
Y                                                                                                  Date
                                                                                                       -----------------------------

Please vote, date and sign your name(s) exactly as   ----------------------------------------  -------------------------------------
shown and mail promptly in the enclosed envelope.    Stockholder Signature                     If Joint Account, ALL should sign